Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-290150) pertaining to the 2025 Omnibus Incentive Plan, the Restricted Share Unit Program, the Individual Contributor Share Warrant, Agreements Series L3 to L7, L10 and L11, the Individual Contributor Option Agreements for Ordinary Shares, and the Individual Contributor Option Agreements for C Shares of Klarna Group plc of our report dated February 26, 2026, with respect to the consolidated financial statements of Klarna Group plc incorporated by reference in this Annual Report (Form 20-F) for the year ended December 31, 2025. /s/ Ernst & Young AB Stockholm, Sweden February 26, 2026